EXHIBIT 107

Calculation of Filing Fee Tables

F-3

(Form Type)

HSBC Holdings plc

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.800% Fixed Rate/Floating Rate Senior Unsecured Notes due 2031	457(o)	$1,247,700,000	100%	$1,247,700,000	$110.20 per $1 million	$137,496.54

Total Fee Due								$137,496.54

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of £1,000,000,000 aggregate principal amount of 6.800% Fixed Rate/Floating Rate Senior Unsecured Notes due 2031. The maximum aggregate offering price in U.S. dollars is based on the sterling/US dollar exchange rate of £1/$1.2477 as at or about 12:00 p.m., London time on September 7, 2023, as reported by Bloomberg.

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